Exhibit 99.1

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 1700

Eden Prairie, MN 55344

Contact: Angie Freeman, director of investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE NAMES NEW BOARD MEMBER

ReBecca Koenig Roloff of American Express Financial Advisors Joins Board of Directors

MINNEAPOLIS, August 25, 2004— C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) announced today that its Board of Directors has elected a new director, ReBecca Koenig Roloff. Roloff, 50, is a senior vice president at American Express Financial Advisors. Roloff has been with American Express Financial Advisors since 1988, serving as an executive in several field management and operations roles.

“Becky’s operations management background and expertise working in a large, decentralized organization will be excellent contributions to Robinson’s Board,” said Robert Ezrilov, C.H. Robinson independent director and chair of the Board’s Governance Committee. “She also brings valuable experience in supply chain management and the fresh produce industry. We are committed to adding high caliber, independent directors and Becky will be a strong representative for Robinson’s shareholders.”

Prior to joining American Express Financial Advisors, Roloff worked for The Pillsbury Company in a variety of supply chain management, marketing, and business management positions, including serving as vice president and business manager of Green Giant Fresh Vegetables. She started her career at Cargill, Inc. Roloff holds a Master of Business Administration with distinction from Harvard Business School and a Bachelor of Arts from the College of St. Catherine in St. Paul, Minnesota. She has served on several community boards including as current Chair of the Board of Trustees of The Blake School in Hopkins, Minnesota, and Chair of the Board of Trustees of the College of St. Catherine.

Founded in 1905, C.H. Robinson Worldwide, Inc. had gross revenues of approximately $3.6 billion in 2003 and is a global provider of multimodal transportation services, logistics solutions and fresh produce sourcing. The company serves over 16,000 customers through a network of 169 offices in North America, Europe, South America and Asia. In North America, C.H. Robinson is one of the largest third-party logistics companies and maintains the single largest network of motor carrier capacity through contracts with more than 25,000 motor carriers. The company is one of the largest third-party providers of intermodal services in the United States. C.H. Robinson Worldwide, Inc. headquarters is in Eden Prairie, Minnesota. For more information about C.H. Robinson, visit www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that are based on certain assumptions and expectations of future events. These assumptions and expectations are dependent on and subject to certain risks and uncertainties including, but not limited to such factors as market demand, pricing, and risks associated with litigation and insurance coverage, and risks associated with operations outside of the U.S., changing economic conditions such as general economic slowdown and decreased consumer confidence, and other risk factors detailed under “Cautionary Statement” in Exhibit 99.1 to C.H. Robinson’s Annual Report on Form 10-K filed on March 15, 2004.

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